Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended June		Year-to-Date June
	2009	2008	2009	2008
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$420	$452	$723	$794
Southern Power	31	35	59	64
Total	451	487	782	858
Parent Company and Other	27	(70)	(178)	(82)
Net Income –As Reported	$478	$417	$604	$776

Basic Earnings Per Share -	$0.61	$0.54	$0.77	$1.01

Average Shares Outstanding (in millions)	791	769	785	768
End of Period Shares Outstanding (in millions)			796	771

	Three Months Ended June		Year-to-Date June
	2009	2008	2009	2008
Consolidated Earnings–Excluding Items
(See Notes)
Net Income - As Reported	$478	$417	$604	$776
Leveraged Lease Adjustment	-	67	-	67
MC Asset Recovery Litigation Settlement	-	-	202	-
Net Income–Excluding Items	$478	$484	$806	$843

Basic Earnings Per Share–Excluding Items	$0.61	$0.63	$1.03	$1.10

Notes
- For the three months and six months ended June 30, 2009 and 2008, diluted earnings per share are not more than 1 cent per share and are not material.

-    The charge related to Southern Company's tax treatment of investments in leveraged leases significantly impacted the presentation of earnings and earnings per share for the three months and six months ended June 30, 2008, and such charges related to these investments are not expected to occur in the future.

-    The charge related to Southern Company's MC Asset Recovery litigation settlement significantly impacted the presentation of earnings and earnings per share for the six months ended June 30, 2009, and significant charges related to the Mirant spin-off are not expected to occur in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to audit and adjustments. Certain classifications may be different from final results published in the Form 10-Q.